Exhibit 99.1

Theragenics® Reports Revenue & Earnings for Fourth Quarter & Year-End 2011

Acquisition of Core Oncology Customer Base Expands Brachy Market Presence

BUFORD, Ga.--(BUSINESS WIRE)--February 23, 2012--Theragenics Corporation (NYSE: TGX), a medical device company serving the surgical products and prostate cancer treatment markets, today announced consolidated financial results for the fourth quarter and year-ended December 31, 2011.

Highlights

  Consolidated revenue
    $19.9 million for the fourth quarter, down 4% from 2010
    $82.7 million for the year, up 1% over 2010
  Segment revenue
    Surgical products revenue down 5% in fourth quarter vs. 2010 and up 1% for year
    Brachytherapy revenue up 1% in fourth quarter vs. 2010 and up 1% for year
  Earnings per share
    $0.01 in the fourth quarter of 2011 vs. $0.01 in 2010
    $0.09 for 2011 vs. $0.06 in 2010
  Adjusted EBITDA
    $2.6 million in the fourth quarter of 2011 vs. $2.4 million in 2010
    $13.5 million for 2011 vs. $11.6 million for 2010
  At December 31, 2011, cash, cash equivalents and marketable securities were $41.2 million, credit facility borrowings were $23.7 million, resulting in a net positive position of $17.5 million
  Acquisition of Core Oncology’s prostate brachytherapy customer base on February 17, 2012 is expected to substantially increase the Company’s share of the iodine-125 segment of the brachy market
    $5 million to $6 million of incremental revenue expected in brachytherapy segment for remaining portion of calendar 2012
    Expected to be accretive to earnings and generate positive operating cash flow in 2012
    Total earn-out based purchase price is expected to be approximately $7.5 million to $10.5 million, which is based on anticipated revenue in the earn-out period of $10 million to $13 million from the acquired customers, in excess of a $2.5 million threshold amount.

Consolidated Results

Earnings per share in 2011 were $0.01 in fourth quarter compared to $0.01 in 2010. For the year, EPS was $0.09 compared to $0.06 in 2010. Special items had no effect on EPS in the fourth quarter of 2011 and reduced EPS by $0.02 in the fourth quarter of 2010. For the full year, special items reduced EPS by $0.01 in 2011 and by $0.06 in 2010. Pre-tax amounts for special items that affected earnings in each of the periods are detailed in Table V to this press release.

Segment Results

Surgical Products Segment

Revenue in our surgical products segment was $14.3 million in fourth quarter 2011, a decrease of 5% from fourth quarter of 2010. For the year revenue was $59.4 million, an increase of 1% over 2010. Our surgical products segment incurred a loss from operations of $480,000 in the fourth quarter of 2011 compared to operating income of $63,000 in the fourth quarter of 2010. Pre-tax charges for special items totaled $305,000 in the fourth quarter of 2010. There were no special charges in the fourth quarter of 2011. For the full year, operating income was $607,000 compared to $215,000 in 2010. Pre-tax charges for special items totaled $218,000 in 2011 and $1.6 million in 2010. Pre-tax charges for special items are detailed in Table V to this press release.

“Our surgical products business experienced headwinds in the fourth quarter. Those headwinds were both customer and operational specific. Customer erratic ordering patterns vary and have been mentioned throughout the year but were magnified in the fourth quarter. ERP implementation also affected one of our business units in the fourth quarter,” stated M. Christine Jacobs, Chairman and CEO. “Underlying demand in our surgical products segment remains strong and we believe fourth quarter does not portend a systemic slowdown of momentum. Indeed, our open orders at the end of 2011 were 7% higher than at the end of 2010.”

Brachytherapy Seed Segment

Revenue in our brachytherapy segment was $5.8 million in fourth quarter of 2011, a 1% increase over fourth quarter of 2010 and $24.1 million for the year, a 1% increase over 2010. Operating income was $1.1 million for the quarter compared to $439,000 in 2010. There were no special items for the fourth quarter of 2011. Pre-tax charges for special items totaled $848,000 in the fourth quarter of 2010. For the full year, operating income was $4.9 million compared to $3.7 million in 2010. Pre-tax charges for special items totaled $304,000 in 2011 and $1.6 million in 2010. Pre-tax charges for special items are detailed in Table V to this press release.

“2011 was the first time in six years we experienced year over year revenue growth in brachytherapy for a full calendar year,” Jacobs said. “We are hopeful that brachy sales have reached a nadir. Our strategy of alliances and distributors continues to contribute to revenue. Of late, new data and press associated with this valuable treatment have accented this cost effective cure. We believe additional opportunities in the segment remain.”

Acquisition of Core Prostate Brachytherapy Customers

On February 17, 2012, the Company acquired the prostate brachytherapy customer base of Core Oncology. This transaction is expected to substantially increase the Company’s share of the iodine-125 segment of the brachy market and to add approximately $5 to $6 million of incremental revenue to the Company’s brachytherapy segment for the remaining portion of calendar 2012. For 2011, total brachytherapy segment revenue was $24.1 million. This asset acquisition is also expected to be accretive to earnings and generate positive cash flow from operations in 2012.

“The Core transaction and additional iodine business demonstrates our continuing commitment to this treatment, the physicians and the patients who depend on it,” said Jacobs. “Theragenics is a leading manufacturer and provider in the prostate brachytherapy market. Our legacy is improving lives and curing cancer. This transaction enhances the mission and expands our reach.”

Conclusion

Ms. Jacobs concluded, “While our surgical product revenue growth was soft in 2011, we experienced our fifth consecutive year of organic growth in that business. We did so during the past three years in an economic recession with significant macroeconomic uncertainty. Our brachytherapy business continues to deliver healthy profits and cash flows. We believe our brachy business turned a corner with our first calendar year of revenue growth since 2005 and now the Core transaction provides momentum for 2012. We plan to continue to focus on increasing profitability, streamlining operations and continuing growth in both business segments. 2011 was our seventh consecutive year of record revenue.”

Tables I and II to this press release contain condensed consolidated statements of earnings and balance sheets. Segment information, including revenue and operating income (loss) by segment, are summarized in Table III. Table IV includes a reconciliation of GAAP reported net earnings to net earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA). Table V includes a detail of our special items.

Theragenics will host a conference call today at 11:00 a.m. Eastern Time. To access the call, dial 877-407-4019 or 201-689-8337. This call is also being broadcast live over the Internet, and a recording will be available for one month on our website. To access the webcast, log on to www.theragenics.com and select Investor Relations followed by selecting “Company Presentations.” You can also access a phone replay of the call until midnight, March 1, 2012 by dialing 877-660-6853 or 201-612-7415, and entering the account # 372 and replay ID 387823.

Theragenics Corporation (NYSE: TGX) operates two business segments: its surgical products business and its brachytherapy seed business. The surgical products business (www.cpmedical.com, www.galtmedical.com, www.needletech.com) manufactures and distributes wound closure, vascular access, and specialty needle products. Wound closure products include sutures, needles and other surgical products. Vascular access includes introducers, guidewires and related products. Specialty needles include coaxial, biopsy, spinal and disposable veress needles, access trocars, and other needle-based products. The surgical products segment serves a number of markets and applications, including, among other areas, interventional cardiology, interventional radiology, vascular surgery, orthopedics, plastic surgery, dental surgery, urology, veterinary medicine, pain management, endoscopy, and spinal surgery. Theragenics’ brachytherapy business manufactures, markets and distributes “seeds” used primarily in the minimally invasive treatment of localized prostate cancer. The Company’s brachytherapy product line includes its palladium-103 TheraSeed® device (www.theraseed.com), and its iodine-125 I-Seed device, both of which are used primarily in the minimally invasive treatment of localized prostate cancer. The terms "Company", "we", "us", or "our" mean Theragenics Corporation and all entities included in our consolidated financial statements. For additional information, call our Investor Relations Department at (800) 998-8479 or visit www.theragenics.com.

This press release contains disclosure of earnings before interest, taxes, depreciation, amortization and share-based compensation (which we refer to as “Adjusted EBITDA”). We believe Adjusted EBITDA provides an additional and meaningful assessment of our ongoing results and performance. Because we have historically reported what we currently refer to as Adjusted EBITDA, we also believe that the inclusion of this non-GAAP measure provides consistency in our financial reporting and facilitates investors' understanding of our historic operating trends by providing an additional basis for comparisons to prior periods. In addition to measures such as net income and operating income as calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we utilize Adjusted EBITDA to, among other things, 1) to establish financial and operational goals; 2) to monitor our actual performance in relation to our business plan and operating budgets; 3) to understand key trends; 4) to make operational decisions and allocate resources; and 5) as part of several components we consider in determining incentive compensation. We believe presentation of Adjusted EBITDA provides supplemental information that is helpful to an understanding of the operating results of our businesses and period-to-period comparisons of performance. However, we recognize that the use of non-GAAP measures has limitations, including the fact that they may not be directly comparable with similar non-GAAP financial measures used by other companies. We compensate for these limitations by providing a reconciliation to the most directly comparable GAAP financial measure. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as substitute for, financial information prepared in accordance with GAAP. For a reconciliation of non-GAAP measures from GAAP reported amounts, please refer to Table IV to this press release.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding future growth, opportunities and investments, incremental brachytherapy revenue growth, expected total purchase price of the Core asset acquisition, the expected effect of the Core asset acquisition on earnings and cash flow, and anticipated positive results in general. From time to time we may make other forward-looking statements relating to other matters, including without limitation, research and development plans, investments in our surgical products and brachytherapy businesses, investments in information technology systems and expectations for new distributors. Actual results may differ materially due to a variety of factors, including, among other things, uncertainties related to the integration of acquired companies and assets into our organization, the timing and the ability to capitalize on opportunities for investment and growth within our surgical products business, ability to recognize value from areas of shared expertise, risks and uncertainties related to competition within the medical device industry, development and growth of new applications within the markets for wound closure, vascular access, specialty needle, brachytherapy and, more broadly, medical devices, competition from other companies within the wound closure, vascular access, specialty needle, brachytherapy and medical device markets, competition from other methods of treatment, new product development cycles, effectiveness and execution of marketing and sales programs, changes in product pricing, changes in costs of materials used in production processes, changes in the ordering patterns of our customers, continued acceptance of and demand for our products by the markets in which we operate, introduction and/or availability of competitive products by others, potential changes in third-party reimbursement, including Medicare reimbursement as administered by the Centers for Medicare and Medicaid Services (CMS), implementation of new legislation by CMS, physician training, third-party distribution agreements, ability to execute on acquisition opportunities on favorable terms and successfully integrate any acquisitions, potential changes in applicable tax rates, legislative changes to healthcare markets and industries such as the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (including provisions such as the medical device tax), uncertainties related to the credit and investment markets and other factors set forth from time to time in our filings with the Securities and Exchange Commission.

All forward looking statements and cautionary statements included in this document are made as of the date hereof based on information available to us as of the date hereof, and we assume no obligation to update any forward looking statement or cautionary statement.

TABLE I
THERAGENICS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Product sales	$19,248	$20,259	$80,454	$80,683
License and fee income	631	418	2,276	1,501
Total revenue	19,879	20,677	82,730	82,184
Cost of sales	12,666	12,812	50,073	49,155
Gross profit	7,213	7,865	32,657	33,029
Operating expenses:
Selling, general & administrative	5,641	6,102	22,685	24,013
Amortization of purchased intangibles	699	698	2,793	3,077
Research & development	274	559	1,649	1,942
Loss on disposal of equipment	30	-	34	111
	6,644	7,359	27,161	29,143
Operating income	569	506	5,496	3,886
Non-operating items:
Interest income	40	30	162	99
Interest expense	(168)	(180)	(697)	(976)
Other	1	245	5	294
	(127)	95	(530)	(583)
Earnings before income taxes	442	601	4,966	3,303
Income tax expense	162	228	1,902	1,233
Net earnings	$280	$373	$3,064	$2,070
Earnings per share:
Basic	$0.01	$0.01	$0.09	$0.06
Diluted	$0.01	$0.01	$0.09	$0.06
Weighted average shares:
Basic	33,455	33,280	33,414	33,259
Diluted	33,793	33,508	33,820	33,485

TABLE II
THERAGENICS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31,
Assets	2011	2010
Cash, cash equivalents & marketable securities	$41,178	$40,623
Trade accounts receivable	11,375	9,567
Inventories, net	15,771	13,116
Deferred income tax asset	2,028	1,843
Refundable income taxes	401	-
Prepaid expenses & other current assets	985	917
Total current assets	71,738	66,066
Property and equipment, net	34,519	36,722
Intangible assets	9,459	12,319
Other long-term assets	102	80
Total assets	$115,818	$115,187

Liabilities & Shareholders’ Equity
Accounts payable & accrued expenses	$5,781	$5,635
Short-term borrowings	23,667	3,333
Total current liabilities	29,448	8,968

Long-term debt	-	23,667
Deferred income tax liability	1,043	1,213
Other long-term liabilities	1,205	1,060
Total long-term liabilities	2,248	25,940

Shareholders’ equity	84,122	80,279
Total liabilities & shareholders’ equity	$115,818	$115,187

TABLE III
THERAGENICS CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenue
Surgical products	$14,267	$15,090	$59,409	$59,027
Brachytherapy seed	5,793	5,723	24,077	23,752
	20,060	20,813	83,486	82,779
Intersegment Eliminations	(181)	(136)	(756)	(595)
Consolidated	$19,879	$20,677	$82,730	$82,184

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Operating income (loss)
Surgical products	$(480)	$63	$607	$215
Brachytherapy seed	1,084	439	4,923	3,685
	604	502	5,530	3,900
Intersegment Eliminations	(35)	4	(34)	(14)
Consolidated	$569	$506	$5,496	$3,886

TABLE IV
THERAGENICS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON GAAP FINANCIAL MEASURES (Unaudited)
(In thousands)

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AMORTIZATION AND SHARE-BASED COMPENSATION (ADJUSTED EBITDA)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net earnings, US GAAP	$ 280	$ 373	$ 3,064	$2,070
Income tax expense	162	228	1,902	1,233
Interest income	(40)	(30)	(162)	(99)
Interest expense	168	180	697	976
Other non-operating income/expense	(1)	(245)	(5)	(294)
Operating income	569	506	5,496	3,886
Depreciation and amortization	1,821	1,776	7,225	7,207
Share-based compensation	199	136	759	533
Adjusted EBITDA(a)	$ 2,589	$ 2,418	$13,480	$11,626

(a) Represents a non-GAAP financial measure. See page 4 of this press release for information on non-GAAP financial measures. The Company currently refers to earnings before interest, taxes, depreciation, amortization and share-based compensation as “Adjusted EBITDA.”

TABLE V
THERAGENICS CORPORATION AND SUBSIDIARIES
SPECIAL ITEMS (Unaudited)
(In thousands)

Pre-tax charges for special items included in operating expenses:	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Surgical Products Segment
Core receivables[1]	$-	$285	$-	$380
Acquisition proposal expenses[2]	-	-	218	-
Professional fees[3]	-	20	-	629
Moving related expenses[4]	-	-	-	570
	$-	$305	$218	$1,579

Brachytherapy Segment
Core receivables[1]	$-	$848	$215	$1,598
Acquisition proposal expenses[2]	-	-	89	-
	$-	$848	$304	$1,598

Consolidated
Core receivables[1]	$-	$1,133	$215	$1,978
Acquisition proposal expenses[2]	-	-	307	-
Professional fees[3]	-	20	-	629
Moving related expenses[4]	-	-	-	570
	$-	$1,153	$522	$3,177

[1] Charges for accounts receivable from Core Oncology for which we believe collection is doubtful.
[2] Represents expenses associated with consideration of and response to unsolicited acquisition proposal.
[3] Represents professional fees related to legal actions we initiated against the former owner of CP Medical.
[4] Represents moving related expenses in connection with new needle manufacturing facility.

Special items before income taxes included in other income:

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Other income[1]	$-	$200	$-	$200

[1] Represents settlement of legal actions against the former owner of CP Medical.

CONTACT:
Theragenics Corporation
Frank Tarallo, 800-998-8479 - 770-271-0233
CFO & Treasurer
or
Lisa Rassel, 800-998-8479 - 770-271-0233
Manager of Investor Relations
www.theragenics.com